Independent Auditors' Consent




To the Board of Directors and Shareholders of:
Lexington Growth & Income Fund, Inc.
Lexington Global Corporate Leaders Fund, Inc.
Lexington International Fund, Inc.
Lexington Worldwide Emerging Markets Fund, Inc.
Lexington Global Technology Fund, Inc.
Lexington Small Cap Asia Growth Fund, Inc.
Lexington Troika Dialog Russia Fund, Inc.
Lexington GNMA Income Fund, Inc.
Lexington Goldfund, Inc.
Lexington Silver Fund, Inc.


We consent to the use of our report dated February 7, 2000 incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Independent Auditors" in the Statement of Additional Information.




                                                      KPMG LLP

New York, New York
April 25, 2000